                                                                 EXHIBIT 10.3.47

                           LICENSE & OPTION AGREEMENT

--------------------------------------------------------------------------------

THIS AGREEMENT entered into this 1st day of April, 1998, between Neoprobe Corporation, a Delaware corporation with principal offices at 425 Metro Place North, Suite 300, Dublin, Ohio 43017-1367 (hereinafter "Neoprobe"), and Cira Technologies, Inc., (hereinafter "Cira") a Delaware corporation having its principal place of business at Mueller-Smith Building, 7700 Rivers Edge Drive, Columbus, Ohio 43235-1355.

WHEREAS, Neoprobe is a biopharmaceutical company engaged in the development and marketing of proprietary products and methods useful in the treatment of various diseases including cancer; and

WHEREAS, Neoprobe and Cira entered into a Technology Option Agreement dated March 14, 1996 (hereinafter the "Main Agreement") wherein Cira granted Neoprobe an option to acquire exclusive rights to certain Cira technology (copy attached as Exhibit A); and

WHEREAS, the Parties desire to substantially amend the terms of the Main Agreement and have decided for purposes of clarity to terminate the Main Agreement and to execute this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, the Parties agree as follows:

                             ARTICLE I. DEFINITIONS

         1.01 Activated Lymph Node Derived Cells. As used herein, the term "Activated Lymph Node Derived Cells" shall mean cells derived from one or more lymph nodes excised from the same human patient, which cells are processed from such lymph nodes, i.e., are grown up and expanded, using the Technology; such term shall also include substances, such as soluble factors, secreted by such activated cells.

         1.02 Affiliate. The term "Affiliate" as used herein shall mean with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" including, with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than forty percent (40%) of the equity capital having the right to vote for election of directors in the case of a corporation and more than forty percent (40%) of the beneficial interest in the case of a business entity other than a corporation.

         1.03 BLA. The term "BLA" as used herein means a Biologic License Application filed with the FDA requesting marketing approval for a new biologic product.

         1.04 Far East. As used herein, the term "Far East" shall mean those countries listed in Schedule 1.04.

         1.05 Field. As used herein, the term "Field" shall mean the treatment of human immunodeficiency virus ("HIV") infected human patients including HIV-infected human patients co-infected with other viruses.

         1.06 Effective Date. The "Effective Date" of this Agreement shall be the date first written herein above.

         1.07 FDA and Act. The term "FDA" and the term "Act" as used herein shall mean the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical or biological therapeutic products and medical devices in the United States; and the term "Act" as used herein refers to the Federal Food, Drug and Cosmetic Act, as amended, (21 U.S.C. '301 et seq.) and the regulations promulgated thereunder.

         1.08 Protocol. As used herein, the term "Protocol" shall mean a detailed plan for the conduct of a clinical trial which has been reviewed and approved by the FDA; a description of the elements of a Protocol is set forth in 21 CFR Section 312(a)(6).

         1.09 IND. The term "IND" means an investigational new drug application as defined in 21 CFR Section 312.23.

         1.10 Joint Venture. As used herein the term "Joint Venture" shall mean an association of two (2) or more Persons for the purpose of conducting a business or commercial enterprise separate from the business of either of the Persons.

         1.11 Licensed Product. As used herein, the term "Licensed Product" shall mean a pharmaceutical preparation approved for marketing by the FDA or other equivalent health regulatory authority containing "Activated Lymph Nodes Derived Cells" as an active therapeutic agent.

         1.12 NDA. As used herein the term "NDA" shall mean a New Drug Application filed with the FDA seeking marketing approval for a new drug, the elements of an NDA are set forth in 21 CFR Section 314.50.

         1.13 Net Sales. As used herein the term "Net Sales" shall mean the actual invoice price at which Licensed Product is sold by Neoprobe or its Affiliates in the Territory less the following: trade, cash and quantity discounts; returns, normal trade allowances, charge-backs, and MEDICAID or other federal or state rebates. Sale of Licensed Product by and between Neoprobe and its Affiliates for resale and not for use by the Affiliate shall not be deemed a sale for purposes of calculating "Net Sales" subject to earned royalty under this Agreement.

         1.14 Patent Rights. The term "Patent Rights" as used herein, shall mean the issued United States and foreign patents and pending patent applications listed on Schedule 1.14 attached hereto, as such Schedule 1.14 shall be amended by Cira from time to time.

         1.15 Person. As used herein the term "Person" shall mean any individual, corporation, partnership, business trust, business association, governmental entity, governmental authority or other legal entity.

         1.16 Quarter. As used herein, the term "Quarter" shall mean a period of three (3) months, the first such Quarter beginning on January 1 and ending on March 31 of a Year.

         1.17 Schedules. The Schedules to this Agreement are listed below and are an integral part of this Agreement and are incorporated herein.


            SCHEDULE                      DESCRIPTION
              1.04                 List of Countries comprising the Far East.
              1.14                 List of Patent Rights

         1.18 Technology. The term "Technology" as used herein means proprietary information and know-how developed by Cira relating the mitogenic stimulation of cells derived from lymph nodes excised from chronically-infected and/or autoimmune disease afflicted patients and the use of such cells or products derived from such cells to treat human patients with chronic infections and/or autoimmune diseases, and includes but is not limited to the Patent Rights.

         1.19 Territory. As used herein, the term "Territory" shall include all of the countries of the world.

         1.20 Year. The term "Year" shall mean a consecutive twelve (12) month period beginning January 1 of a year and ending December 31 of such year.


                            ARTICLE II. LICENSE GRANT

         2.01 License Grant. Cira hereby grants to Neoprobe and Neoprobe hereby accepts an exclusive, royalty-bearing license to make, have made, use and sell Licensed Product in the Territory for use in the Field.

         2.02 Sublicense. The license granted pursuant to Section 2.01 shall include the right to sublicense to third parties; provided that the sublicensee and the sublicense terms are reasonably acceptable to Cira. The grant of a sublicense by Neoprobe to a third party shall not release Neoprobe of any of its obligations to Cira pursuant to this Agreement.

         2.03 Term of License. The license granted pursuant to Section 2.01 shall remain in effect in a country of the Territory for a period of ten (10) years from date of "First Commercial Sale" of a Licensed Product in such country or until this Agreement is terminated pursuant to any of the applicable sections of Article IV. The term "First Commercial Sale" is used in accordance with its commonly understood meaning, i.e., an arms length sale of a Licensed Product to a third party for a stated price. In the event Neoprobe shall sell a Licensed Product covered by an Improvement Patent in a country of the Territory, the life of the license granted in Section 2.01 shall be for ten (10) years from the date of First Commercial Sale of a Licensed Product incorporating the improvement(s) covered by the Improvement Patent.


                           ARTICLE III. CONSIDERATION

         3.01 Royalty. Subject to the provisions of Section 3.05 herein, in consideration of the license granted to Neoprobe pursuant to Section 2.01, Neoprobe agrees to pay and shall pay Cira a royalty of six percent (6%) of Net Sales of Licensed Product in each country of the Territory in which Patent Rights issue. In the event Neoprobe commercializes a Licensed Product through a Joint Venture with a third party, the royalty rate payable to Cira based on Net Sales of Licensed Product by the Joint Venture shall be separately negotiated with Cira within ninety (90) days after the formation of the Joint Venture; provided however, that the royalty rate shall not exceed ten percent (10%) of Net Sales of Licensed Product by the Joint Venture in each country of the Territory in which Patent Rights issue.

         3.02 Royalty Rate If No Patent Rights. Subject to the provisions of
Section 3.05 herein, in consideration of the license granted pursuant to Section 2.01, Neoprobe agrees to pay and shall pay Cira a royalty of three percent (3%) of net sales of Licensed Product in each country of the Territory in which Patent Rights do not exist or do not issue. In the event that Neoprobe commercializes a Licensed Product through a Joint Venture with a third party, the royalty rate negotiated pursuant to Section 3.01 herein shall be reduced by one-half for Net Sales of Licensed Product in each country of the Territory in which Patent Rights do not exist or do not issue.

         3.03 Patent Rights Do Not Issue. If, in a country of the Territory, a particular Patent Right does not issue as a patent within five (5) years from date of filing of the patent application or if applicable, within five (5) years from the date on which examination of the application was requested, it will be presumed that no Patent Rights will issue and the royalty rate shall be reduced as described in Section 3.02; provided however, that in the event a Patent Right subsequently issues the royalty rate shall be increased to the rate specified by
Section 3.01.

         3.04 Other Fees. Subject to the provisions of Section 3.05 herein, in the event Neoprobe shall sublicense any of its rights granted pursuant to
Section 2.01 and shall receive any compensation from the sublicensee for the grant of such sublicense (hereinafter "Sublicensing Revenue"), Cira shall receive fifty percent (50%) of all such Sublicensing Revenue. The term "Sublicensing Revenue" shall mean all cash, sublicensing fees, royalties and all other payments and the cash equivalent thereof paid to Neoprobe by a sublicensee of Neoprobe of its rights hereunder, but shall not include the following: (i) research and development money paid to Neoprobe to conduct research in the Field and other than payments to Neoprobe for patent costs associated with maintaining Patent Rights, (ii) monies paid to Neoprobe by the sublicensee as reimbursement for research and development costs; and (iii) monies paid to Neoprobe to build or acquire research and/or manufacturing facilities.

         3.05 No Royalties Due. No royalties shall be due to Cira pursuant to
Section 3.01 or Section 3.02 on Net Sales of Licensed Product in the Territory or Sublicensing Revenue pursuant to Section 3.04, until total Net Sales of Licensed Product in the Territory exceed one (1) times the amount of Neoprobe's out-of-pocket research and development expenses for preclinical and clinical research conducted up to the time of filing of an NDA or BLA with the FDA, up to a total of $2 Million Dollars.

         3.06 Reduction of Royalties. Royalties payable by Neoprobe to Cira under Section 3.01 and Section 3.02 shall be reduced as follows:

         (a) If Neoprobe is required in a country within the Territory, by a final court order from which no appeal can be taken, to obtain and pay a royalty under a license to a third party under any patent in order to make, have made, use or sell a Licensed Product in that country, Neoprobe's obligations in the country to pay royalties to Cira shall be reduced by the amount of the cost to Neoprobe additional ROYALTY PAID TO SUCH THIRD PARTY; provided however, that in no event shall the royalty due Cira in that country be reduced by more than fifty percent (50%).

         (b) If a third party obtains, by order, decree or grant from a competent governmental authority in any country in the Territory, a compulsory license under the Patent Rights authorizing such third party to make, have made, use or sell a product, in such country, substantially equivalent to a Licensed Product, Cira shall give prompt notice to Neoprobe. During the effective period of such compulsory license, Neoprobe's obligations to pay royalties with respect to Net Sales in such country under this Agreement shall be no more than the rate payable to Cira by said third party; provided that no action or inaction on the part of Neoprobe occasioned the grant of such compulsory license by Cira.

         3.07 Right to Verify Research & Development Expenses. Neoprobe shall have the obligation to provide Cira with sufficient documentation to enable Cira to verify the following: (i) all monies received by Neoprobe from a sublicensee for research and development activities are actually expended by Neoprobe for R&D purposes; and (ii) the amount of past R&D expenses that are reimbursed by a sublicensee. In the event Cira questions the correctness or accuracy of any documentation provided to it by Neoprobe pursuant to this Section 3.07, Cira shall have the right to have an independent auditor inspect Neoprobe's records.


                 ARTICLE IV. PAYMENT OF ROYALTIES AND REPORTING

         4.01 Payment of Royalties and Report. Royalties shall be paid Quarterly and shall be due within thirty (30) days after the end of each Quarter. A report shall accompany the royalty payment which shall contain sufficient detail to enable Cira to ascertain the basis for the royalty calculation. The full amount of any royalties due to Cira for the preceding Quarter shall accompany the report. This report shall state Net Sales upon which such royalties are computed including as a minimum:

               i)   the quantity of Licensed Product sold;

               ii) deductions permitted under this Agreement to arrive at Net Sales; and

               iii) royalty computations.

         4.02 Period for Retention of Records. Neoprobe shall keep, for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business practices and in such form and in such detail as to enable Cira to determine amounts due it pursuant to Section 3.01, Section 3.02 and Section 3.03 herein.

         4.03 Right to Inspect Records. Upon Cira's request, Neoprobe shall permit an independent certified accountant selected by Cira (except one to whom Neoprobe has some reasonable objection) to inspect, once each Year during ordinary business hours, such books and records of Cira covering a period not more than the prior six (6) Quarters as may be necessary to verify the correctness of the royalty payments made to Cira pursuant to Section 4.01.

         4.04 Discrepancy in Royalty Payments. Unless otherwise agreed to by the parties, if as a result of the audit performed pursuant to Section 4.03, the independent auditor determines that Neoprobe has underpaid any payment due Cira, Neoprobe shall, no later than three (3) business days after receiving notice of such underpayment, remit to Cira the full amount of the underpayment. Unless otherwise agreed to by the parties, if such audit reveals an overpayment to Cira, such overpayment shall be refunded to Neoprobe within three (3) business days after Cira becomes aware of such overpayment.

         4.05 Penalty for Underpayment. If as a result of an audit performed pursuant to Section 4.03, it is determined that Neoprobe has underpaid any payment due Cira by more than ten percent (10%) of the amount which was due, in addition to remitting the amount of the underpayment as described in Section 4.03, Neoprobe shall pay Cira interest on such amount at the rate per annum of "prime" (interest changing as and when the "prime" changes); such interest being payable on demand together with all costs incurred by Cira collect the amounts due hereunder, including, but not limited to, the cost of the audit performed pursuant to Section 4.03, reasonable attorneys fees and disbursements. As used herein, the term "prime" refers to the prime rate of interest per annum announced, from time to time, by major money center banks in the United States and as published daily in The Wall Street Journal; provided, however, that if The Wall Street Journal should ever cease, for any reason, to publish such rate on a daily basis, then the Prime Rate shall be at the rate of interest designated and in effect from time to time, by Citibank, N.A., in New York, New York as its Prime Rate.

         4.06 Dispute Relating to Audit. In the event an audit conducted pursuant to Section 4.03 finds an underpayment by Neoprobe and if Neoprobe disagrees with the results of such audit and further in the event the parties can not resolve such disagreement, the parties shall mutually chose an independent accountant acceptable to both to conduct a second audit. The parties agree to be bound by the results of the second independent audit. The cost of an audit conducted pursuant to this Section 3.07 shall be borne by Cira if the independent accountant finds no underpayment and by Neoprobe if an underpayment is found.

                          ARTICLE V. TERM & TERMINATION

         5.01 Term. The "Term" of this Agreement shall be for the life of the last to expire of the licenses granted to Neoprobe pursuant to Section 2.01 and
Section 2.03 herein unless otherwise earlier terminated pursuant to any of the provisions of this Article V.

         5.02 Termination by Neoprobe. Neoprobe shall have the right, at its sole discretion, at any time subsequent to twenty four (24) months after the Effective Date to terminate this Agreement upon one hundred and eighty (180) days prior notice to Cira. Unless otherwise agreed to by Cira, termination of this Agreement pursuant to this Section 5.02 shall terminate all sublicenses granted by Neoprobe. In the event the Agreement is terminated pursuant to this
Section 5.02, Cira shall have the right to have all technical data or information, including any regulatory submission (hereinafter the Neoprobe Information") owned or controlled by Neoprobe relating the Technology, transferred to Cira at Cira's expense and Cira shall have the right to use such Neoprobe Information in its business. In the event Cira decides to transfer Neoprobe Information, by license or otherwise, to a third party, Cira and Neoprobe shall negotiate in good faith prior to such transfer the consideration to be paid to Neoprobe for such Neoprobe Information.

         5.03 Termination for Material Breach. Either party may terminate this Agreement for a material breach or default if such material breach or default is not cured within sixty (60) days after the giving of written notice by the party specifying such breach or default. In the case the complained of breach is a failure by Neoprobe to pay to Cira any payments due hereunder, Neoprobe shall have fifteen (15) days to cure such breach upon receipt of written notice from Cira specifying such breach or default.

         5.04 Termination for Insolvency. Cira shall have the right to immediately terminate this Agreement, upon ten (10) days prior notice to Neoprobe, if Cira ascertains that Neoprobe has become insolvent or bankrupt.

         5.05 Termination Does Not Affect Accrued Rights. Termination or expiration of this Agreement, pursuant to any of the provisions of this Article V shall not affect any rights or obligations which may have accrued to either party prior to the effective date of such termination or expiration.

         5.06 Obligations Surviving Termination. The obligations of confidentiality as provided in Article XI and of Indemnification as provided in
Article XII shall survive the expiration or termination of this Agreement.

         5.07 Termination by Either Party. In the event this Agreement is terminated by Neoprobe pursuant to Section 5.02 or Section 5.03, or by Cira pursuant to Section 5.03, Neoprobe shall have no further rights under the Patent Rights; except that, Neoprobe shall have the right for a period of four (4) months after such termination to: (i) sell off in the ordinary course of business, any existing inventory of Licensed Product;and (ii) finish any work in progress and to sell off Licensed Product resulting from such work in progress in the ordinary course of business. Neoprobe shall pay Cira royalties on any Licensed Product sold pursuant to this Section 5.07 in accordance with the provisions of Article IV.


                    ARTICLE VI. NEOPROBE RESEARCH OBLIGATIONS

         6.01 Pilot Clinical Research. Neoprobe agrees that it will continue to fund the pilot clinical research begun in HIV patients at the University of South Florida under the direction of Dr. Nancy Klimas. Unless otherwise agreed to by the parties, such pilot clinical studies shall be completed by the end of Fourth Quarter 1998. Neoprobe shall provide Cira with a written report(s) detailing the results of the studies conducted by Dr. Klimas within thirty (30) days after receipt of a final written report(s) from Dr. Klimas.

         6.02 Filing of IND. Unless otherwise agreed to by Cira, within one hundred twenty (120) days after receipt of the final written report from Dr. Klimas described in Section 6.01, Neoprobe shall file information and data with the FDA sufficient to support an IND and a Protocol for the next appropriate clinical study. Unless otherwise agreed to by Cira, Neoprobe shall initiate the next study Protocol within one hundred twenty (120) days after approval of such study Protocol by the FDA.

         6.03 Research Plan. Within thirty (30) days after filing of the information and data described in Section 6.02, Neoprobe shall provide Cira with a written Research Plan outlining the clinical and non-clinical research to be conducted by or on behalf of Neoprobe which Neoprobe proposes to use to support the filing of a BLA or NDA for a Licensed Product, including key milestone events to achieve filing of the BLA or NDA. Cira shall have the right to comment on such Research Plan and to suggest modifications to such Research Plan. Neoprobe agrees to carefully and in good faith consider Cira's comments; provided however, that the final content of the Research Plan shall be the sole responsibility of Neoprobe. The parties acknowledge that one of the purposes of the Research Plan is to set forth a concise plan for conducting research that will attract appropriate business partners for both Neoprobe and Cira. Accordingly, although Neoprobe shall be responsible for the final Research Plan, Neoprobe shall make reasonable efforts to incorporate Cira's comments into such plan where appropriate.

         6.04 Due Diligence. On or before each January 1 of each Year of the term of this Agreement beginning in 2000 and until marketing approval for a Licensed Product is received from the FDA, Neoprobe shall provide Cira with an updated Research Plan summarizing results achieved against key milestones for the preceding year as well as outlining key milestones for the forthcoming year and detailing work remaining to be done under the Research Plan. In the event Neoprobe fails to provide Cira with the updated Research Plan as described in this Section 6.04, Cira may notify Neoprobe that it considers Neoprobe to be in default of this Section 6.04. Neoprobe shall have thirty (30) days to cure such default by providing Cira with the updated Research Plan. If Neoprobe does not cure the default within the specified time, Cira shall have the right to terminate this Agreement pursuant to Section 5.03 herein.

         6.05 Marketing Approval. In the event the FDA issues a "non-approvable" letter for a Licensed Product within two (2) years after filing the BLA or NDA, and if Neoprobe can not overcome such non-approvable letter within twelve (12) months after its receipt from the FDA, Cira shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Neoprobe.

         6.06 Access to Data. Cira shall have the right to access all clinical and non-clinical data developed by Neoprobe as a result of its activities in carrying out the Research Plan. Such access shall include the right to use such data in patent applications and for patent prosecution if such use is allowed by applicable patent law.

         6.07 Cell Growth Media. Neoprobe shall provide Cira with Cira's requirements for cell growth media manufactured by Life Technologies, Inc. having the specifications listed in the attached Schedule 6.07. Neoprobe shall supply such media to Cira at Neoprobe's acquisition cost plus ten percent (10%) markup. Neoprobe's obligation to supply media to Cira hereunder shall remain in effect until the earlier of the (i) termination of Neoprobe's supply arrangement with Life Technologies, Inc.; or (ii) the termination of this Agreement. Cira agrees to provide Neoprobe with a Quarterly forecast of its media needs on or before the 10th day of the first month of each Quarter.

                      ARTICLE VII. OPTION AND OTHER RIGHTS

         7.01 Termination of Neoprobe's Option to Chronic Technology. In partial consideration of the rights granted to Neoprobe pursuant to Section 2.01 and
Section 7.02 herein, Neoprobe hereby specifically grants back to Cira the option to Chronic Technology granted to Neoprobe pursuant to Section 2.1(b) of the Main Agreement and, except as set forth in Section 7.02 below, shall have no further rights or obligations with respect to such Chronic Technology. As used in this
Section 7.01, the term "Chronic Technology" shall have the same meaning as that set forth in the Main Agreement.

         7.02 Option. Cira hereby grants to Neoprobe and Neoprobe hereby accepts the following:

         (a) an option to acquire a worldwide, royalty-bearing, exclusive license with the right to sublicense to make, have made, use and sell a Licensed Product useful for the treatment of hepatitis in humans;

         (b) an option to acquire a royalty-bearing, exclusive license with the right to sublicense in the Far East to make, have made, use and sell a Licensed Product covered by the Technology other than a Licensed Product used to treat a human patient infected with HIV or hepatitis which license is covered by Section 2.01 hereinabove.

         7.03 Time to Exercise Option. The time period for exercising the option rights granted in Section 7.02 are as follows:

         (a) the period for exercise of the option granted pursuant to Section 7.02(a) shall be ninety (90) days starting from the date Neoprobe provides Cira with a report as described in Section 6.01 hereinabove;

         (b) the option granted to Neoprobe pursuant to Section 7.02(b) above must be exercised by Neoprobe on or before December 31, 1999.

         As used in this Section 7.03 the term "Exercised" or "Exercise" shall mean the giving of written notice by Neoprobe to Cira as provided by Section
12.04 herein within the specified time period of Neoprobe's intent to exercise the option. Upon exercise of either of the options described in Section 7.02, the parties shall have ninety (90) days to negotiate in good faith the terms of a definitive license agreement.

         7.04 Consideration. In partial consideration of the options granted in
Section 7.02 herein, Neoprobe agrees to fund certain preclinical laboratory studies conducted by Cira up to the level of Fifty Thousand Dollars ($50,000). Cira has until December 31, 1999 to spend the $50,000 committed by Neoprobe in this Section 7.04. An initial payment in the amount of $10,000 shall be made upon notice by Cira to Neoprobe that Cira has begun such laboratory studies; thereafter, Cira shall invoice Neoprobe on a monthly basis as study expenses are incurred. Neoprobe shall pay such invoices within fifteen (15) days of receipt.


                         ARTICLE VIII. OWNERSHIP OF DATA

         8.01 Ownership of Data and Regulatory Filing. Neoprobe has the responsibility for and shall bear the expense of conducting all pre-clinical and clinical studies needed, for purposes of preparing an NDA or BLA covering a Licensed Product. Neoprobe shall own all resulting data and all rights arising therefrom including, but not limited to, all data and rights arising out of any BLA or NDA submitted by Neoprobe or any FDA approval thereof. Neoprobe grants to Cira or its designees a right to reference such NDAs or BLAs and FDA approvals thereof for the purposes of registration and governmental filing in the Territory for products outside the scope of this Agreement.

         8.02 Foreign Marketing Approvals. Neoprobe shall use reasonable commercial efforts to carry out, at its own expense, all product development, including, without limitation, regulatory and clinical work, testing or studies relating to Licensed Products reasonably required for obtaining all regulatory approvals needed to market, sell or use Licensed Products in countries of the Territory other than the United States and Europe.

         8.03 Maintenance of Regulatory Filings. Neoprobe shall use its reasonable efforts to prepare, file, prosecute and maintain, during the term of this Agreement, all necessary and appropriate applications, submissions and filings, to the appropriate governmental authorities, to obtain marketing approval for a Licensed Product in each country within the Territory.

         8.04 Access to Regulatory Filings. In the event Neoprobe shall terminate the Agreement pursuant to Section 5.02 herein or Cira shall terminate this Agreement pursuant to Section 5.03, Section 5.04 or Section 6.05 herein, Cira shall have the right to acquire rights to all regulatory submissions, filing, data packages, e.g., INDs, NDAs, BLAs, European Dossiers owned by Neoprobe at the time of such termination. The parties agree to negotiate in good faith an agreement covering the nature of such rights and fee or cost to Cira for such rights.

                               ARTICLE IX. PATENTS

         9.01 Filing and Maintenance of Patents. Cira shall have responsibility for the preparation, prosecution and maintenance of patent applications and patents covering the Technology. Neoprobe shall have the right to designate the countries in which foreign counterparts will be filed corresponding to a United States patent application. Neoprobe shall bear all costs associated with such foreign filing; provided however, that Cira shall be responsible for the prosecution of such foreign applications. In the event Cira should license the same foreign Patent Rights to a third party for use in a field outside the scope of this Agreement, Cira shall equitably apportion the foreign patent expenses among all of the licensees of foreign Patent Rights.

         9.02 Patent Expenses. If Neoprobe decides at any time not to undertake or continue incurring patenting expenses for any particular patent(s) or application(s) included in the Patent Rights in or for any country other than the United States, it shall notify Cira in writing ninety (90) days before such patent(s) or patent application(s) will lapse or become abandoned or reasonably timely before the time for filing such application(s) will expire. In such event, Cira shall have the right to assume filing, prosecution, and maintenance of such application(s) or patent(s) at its own expense and to terminate Neoprobe's license with respect thereto.

         9.03 Patent Term Extension. Neoprobe shall cooperate with Cira in connection with the filing of all applications and filings necessary to obtain the benefits under the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereto.

         9.04 Response to Infringement of Patent Rights by Third Parties. If, during the term of this Agreement, either party becomes aware of any third party infringement or threatened infringement of any Patent Rights in the Territory, the following provisions shall apply:

         (a) The party having such knowledge shall promptly give notice to the other party, with all available details.

         (b) Cira shall have the right, but not the obligation, to bring suit in its name, or in the name of Neoprobe if necessary, at its own expense to restrain such infringement and to recover profits and damages. Neoprobe agrees to being joined as a party plaintiff and to cooperate in the prosecution thereof as is reasonably necessary, at Cira's expense. If Cira decides to undertake such suit, then Cira shall have sole right to control prosecution, and the right to settle and compromise such action with Neoprobe's prior written consent, which shall not be unreasonably withheld.

         9.05 Neoprobe's Rights If Cira Does Not Pursue Infringer. If Cira fails to take action against an infringer pursuant to Section 9.04, within sixty (60) days after notice from Neoprobe, then Neoprobe, at any time prior to Cira thereafter filing an action, shall have the right but not the obligation to take such action in its own name or in the name of Cira as it deems necessary or appropriate. Cira shall cooperate with Neoprobe as is reasonably necessary in any such action brought by Neoprobe. If Neoprobe brings legal action, Neoprobe shall have the sole right to control prosecution, and the right to settle and compromise such action with Cira's prior written consent, which shall not be unreasonably withheld.

         9.06 Application of Monies Recovered From Infringer. In the event any monetary recovery in connection with an infringement action brought pursuant to either of Section 9.04 or Section 9.05 is obtained, such recovery shall be applied in the following priority: first, to reimburse Cira and Neoprobe by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting such infringement; second, to be shared by the proportion and up to the extent of any damages established, including but not limited to Neoprobe's lost profits and Cira's lost royalties; third, the balance, if any, to be shared one-half by Cira and one-half by Neoprobe.

         9.07 Improvement Patents. During the term of this Agreement, if Cira develops an improvement to any of the Technology licensed hereunder, such improvement shall be included and shall become part of the Technology licensed pursuant to the terms of this Agreement.


                    ARTICLE X. TERMINATION OF MAIN AGREEMENT

         10.01 Termination. Effective immediately upon execution of this Agreement by the last of the parties to sign. Cira and Neoprobe hereby agree, that in consideration of the respective rights and obligations of the parties set forth in this Agreement, the Technology Option Agreement dated March 14, 1996 attached hereto as Exhibit A shall be terminated and shall have no further force and effect except that the obligation of confidentiality set forth in
Section 5.8 shall survive such termination.


                           ARTICLE XI. CONFIDENTIALITY

         11.01 Confidential Information. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, each party agrees that it will take such precautions as it normally takes with its own confidential or proprietary information to keep confidential and not to publish or otherwise disclose to a third party except as permitted or anticipated herein, any information of a confidential or proprietary nature furnished by the other party to it in connection with this Agreement, including, without limitation, technology, marketing strategy, specifications, product information, preclinical and clinical data, inventions, processes, know-how, sales force information, sales data, plans, trade secrets, call lists, business information, and adverse reaction reports (together called "Confidential Information") without the prior written consent of the other party, except to the extent that such Confidential Information is required to be disclosed for the purpose of complying with law or government regulations.

         11.02 Period of Confidentiality. The obligation of confidentiality set forth in Section 11.01 shall remain in effect for five (5) years from the expiration or termination of this Agreement; provided that nothing in this
Article XI shall prevent disclosure or use by the receiving party of any part of the Confidential Information of the other party which:

         (a) was known or used by the receiving party prior to disclosure, as evidenced by its written records made prior to the time of disclosure hereunder;

         (b) either before or after the time of disclosure becomes known to the public other than by an unauthorized act or omission of the receiving party;

         (c) is lawfully disclosed to the receiving party by a third party having the right to disclose said Confidential Information; or

         (d) is developed by the receiving party independently from the Confidential Information provided by the other party hereto as evidenced by the receiving party's written records.

         11.03 Right to Use Confidential Information. Notwithstanding the restrictions set forth in this Article XI, each party shall be entitled at all times to use all Confidential Information provided by the other party in order to perform its obligations or exercise its rights under this Agreement.

         11.04 Public Announcement. No press releases or other public announcements concerning Neoprobe's appointment hereunder or concerning this Agreement shall be made without the prior mutual consent of the parties.

         11.05 Specific Terms Not To Be Disclosed. Neither Cira nor Neoprobe shall publicly disclose the specific terms of this Agreement other than what may be required by the Securities and Exchange Commission (SEC). Except as required by SEC filings, the transactions contemplated hereby or performance hereunder shall not be disclosed without first obtaining the written consent of the other party unless there has been a prior public disclosure of the information being disclosed by the other party or with the other party's consent. Disclosure of the terms of this Agreement to a third party under a written Confidentiality Agreement the terms of which are equal in scope with the terms of this Article XI shall not be considered a "public" disclosure that is prohibited by the Section 11.05.


                   ARTICLE XII. INDEMNIFICATION AND INSURANCE

         12.01 Neoprobe Indemnity. Neoprobe agrees to indemnify, protect, and defend Cira and hold Cira harmless from and against any claims, damages, liabilities, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, which (i) arise out of Neoprobe's breach of this Agreement or of any warranty or representation made to Cira under this Agreement; or, (ii) which result from any claim made against Cira or its Affiliates in connection with Neoprobe's manufacture or sale of Licensed Product. Cira, upon the filing of any such legal claim or lawsuit against it, shall promptly notify Neoprobe, in writing of any such claim and Neoprobe shall, at its expense, with attorneys reasonably acceptable to Cira, handle, defend, and control such claim or lawsuit.

         12.02 Cira Indemnity. Cira agrees to indemnify, protect, and defend Neoprobe and hold Neoprobe harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, which arise as the result of Cira's breach of this Agreement or of any warranty or representation made to Neoprobe under this Agreement. Neoprobe shall, upon the filing of any such legal claim or lawsuit against it, promptly notify Cira, in writing, of any such claim and Cira shall, at its expense, with attorneys reasonably acceptable to Neoprobe, handle, defend and control such claim or lawsuit.

         12.03 Neoprobe Insurance. Neoprobe shall obtain and/or keep in force during the term of this Agreement, including any renewals thereof, policies of insurance covering the Licensed Product and general comprehensive liability covering the sale and distribution of Licensed Product, in the Territory. Such insurance shall include the name Cira as an additional insured and shall provide that it shall not be canceled by the insurer without thirty (30) days' prior written notice thereof to Cira. Neoprobe shall supply Cira with a certificate of insurance evidencing that such insurance is in force.

                   ARTICLE XIII. REPRESENTATIONS & WARRANTIES

         13.01 Cira Authorization. Cira hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that the execution, delivery and performance of this Agreement have been fully authorized by the Board of Directors of Cira.

         13.02 Ownership of Patent Rights. Cira hereby represents and warrants that it holds full right and title to the Patent Rights listed in Schedule 1.14 attached hereto and that it has not entered into any other contract, or agreement which prohibits or would prohibit the execution and delivery of this Agreement or the granting of the license set forth herein.

         13.03 Third Party Infringement. Cira hereby represents and warrants that as of the Effective Date, to the best of its knowledge and belief, there are no third party infringements of the Patent Rights of which it is aware.

         13.04 Neoprobe Authorization. Neoprobe hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that the execution, delivery and performance of this Agreement have been fully authorized by the Board of Directors of Neoprobe.

         13.05 Diligent Efforts. Neoprobe represents and warrants that it shall diligently exert good faith efforts to obtain health regulatory approvals to market Licensed Product in the countries of the Territory and to develop and promote the most extensive sales of Licensed Products under the license granted in Section 2.01 herein as are commercially practical and compatible with good business practice in the pharmaceutical industry.


                           ARTICLE XIV. MISCELLANEOUS

         14.01 Force Majeure. Except as specifically set forth herein, neither Cira nor Neoprobe shall be in default under this Agreement nor liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control or due to compliance with any regulations, orders, or act of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority; acts of God, acts or omissions of the other party, fires, floods or weather; strikes or lockouts; factory shutdowns, embargoes, wares, hostilities or riots; delays or shortages in transportation; or inability to obtain labor, manufacturing facilities or material.

         14.02 Taxes. Each of the parties shall bear all taxes imposed on it as a result of its performance or receipt of funds under this Agreement including, but not restricted to, any sales tax, any tax on or measured by any royalty or other payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of or transfer of licenses or other rights hereunder or the payment or receipt of royalties hereunder. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by Neoprobe to Cira hereunder.

         14.03 Marking. The labeling and/or packaging of all Licensed Product made by or for Neoprobe and sold by or for Neoprobe in the United States shall contain the following legend: "Licensed Under U.S. Pat. ______________."" or such other legend as shall be mutually agreed to by the parties and which shall be sufficient to provide notice of the existence of the Patent Rights to third parties.

         14.04 Notice. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, and shall be deemed to have been duly made or given when: a) delivered personally with receipt acknowledged; b) sent by registered or certified mail or equivalent, return receipt requested, or c) sent by facsimile or telex (which shall promptly be confirmed by a writing sent by registered or certified mail or equivalent, return receipt requested), or d) sent by recognized overnight courier for delivery within twenty-four (24) hours, in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile as any party shall hereafter specify by Communication to the other parties:


TO NEOPROBE:                                         TO CIRA TECHNOLOGIES, INC.:

David C. Bupp                                        President
President and CEO                                    Cira Technologies, Inc.
Neoprobe Corporation                                 Mueller-Smith Building
425 Metro Place North, Suite 300                     7700 Rivers Edge Drive
Dublin, Ohio  43017                                  Columbus, Ohio  43235-1355

Fax No.:  614-793-7520                               Fax No.:  614-436-0057

Copy to:  P.A. Coburn
          Vice President and General Counsel

         Communications shall be deemed to have been given, received and dated on the Notice of change of address shall be deemed given when actually received, all other earlier of: (i) when actually received, or on the date when delivered personally; (ii) one (1) day after being sent by facsimile, cable, telex (each promptly confirmed by a writing as aforesaid) or overnight courier; or four (4) business days after mailing.

         14.05 Agreement Subject to Applicable Law. Cira agrees that its rights under this Agreement shall be subject to any limitations or restrictions imposed on Neoprobe by the laws or regulations of the U.S. or any respective agency thereof, and Cira agrees to take no action which would cause Neoprobe to be in violation of any such laws or regulations.

         14.06 Governing Law. This Agreement shall be construed and governed by the laws of the State of Ohio and adjudicated within the exclusive jurisdiction of the courts of the State of Ohio, Franklin County. If any provision of this Agreement including, but not limited to, the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement.

         14.07 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the provisions of this Agreement or may be reasonably requested by the other party.

         14.08 Legal Construction. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         14.09 Entire Agreement, Modification, Consents and Waivers. This Agreement supersedes all prior agreements, written or oral, between the parties whether with respect to the subject matter herein, and contains the entire agreement of the parties with respect to the subject matter hereof and, except as provided herein, no interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby. Receipt by any party of money or other consideration due under this Agreement, with or without knowledge of breach, shall not constitute a waiver of such breach or any provision of this Agreement. Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under, or default or extension of time for performance under, any provision of this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

         14.10 Relationship. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the parties, and each of the parties shall in all matters connected herewith be independent contractors. Neither of the parties hereto shall hold itself out as the agent of the other, nor shall either of the parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. No employees, agents, or sales representatives of either party shall be deemed employees, agents or sales representatives of the other party.

         14.11 Section Headings; Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The words "hereby", "herein", "hereinabove", "hereinafter", "hereof" and "hereunder, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         14.12 Execution Counterparts. This Agreement may be executed in any number of counterparts and each duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto. 14.13 Consents and Approval. Unless otherwise expressly provided herein, whenever in this Agreement a consent or approval is to be given by any party hereto, such consent or approval may be given or withheld, as the case may be, in the sole and absolute discretion of such party.


                     ARTICLE XV. BINDING EFFECT, ASSIGNMENT

         15.01 Binding Effect, Assignment. This Agreement shall inure to the benefit and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any of the rights and obligations under this Agreement, may be assigned, transferred or otherwise disposed of by either party without the prior consent of the other party, such consent not to be unreasonably withheld.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officer hereunto duly authorized as of the date first written hereinabove.

NEOPROBE CORPORATION                             CIRA TECHNOLOGIES, INC.

By: /s/ DAVID BUPP                               By: /s/ RICHARD G. OLSEN
    -----------------------------------              ---------------------------
    David Bupp


Title: President and                             Title: President
       Chief Executive Officer

                                    EXHIBIT A

           (Copy of Technology Option Agreement Dated March 14, 1996)

                                  SCHEDULE 1.03


                    List of Countries Making Up the Far East
                    ----------------------------------------


                        Australia              Phillippines
                        China                  Singapore
                        Indonesia              South Korea
                        Japan                  Taiwan
                        Hong Kong              Thailand
                        Malaysia               New Zealand

                                  SCHEDULE 1.14


                                  Patent Rights
                                  -------------

CELLULAR   IMMUNOTHERAPY
Docket #:  CIR001-4                     Serial #:  943993                    Filing Date:  03 - OC - 1997
Country:   United States                Patent #:                            Patent Date:  None
Atty.:     J. K. Mueller, Jr.           Assignee:  CIRA TECH, INC.           Exp. Date:    None


EXPANSION OF CYTOKINE-PRODUCING CELLS FROM LYMPH NODES INFECTED WITH HIV

Docket #:  CIR001PC                     Serial #:  US97/02309                Filing Date:  20 - FE - 1997
Country:   Patent Coop Treaty           Patent #:                            Patent Date:  None
Atty:      J. K. Mueller, Jr.           Assignee:  Cira Tech, Inc.           Exp. Date:    None